Exhibit 99.4

These materials do not constitute an offer or invitation to purchase any securities or a solicitation of an offer to buy any securities, pursuant to the Offer or otherwise. The Offer will be made solely by means of an Offer Document and the Acceptance Forms accompanying the Offer Document, which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted. In the United States, UCB will file a Tender Offer Statement containing the Offer Document and other related documentation with the US Securities and Exchange Commission (the “SEC”) on Schedule TO and Celltech will file a Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 on the date the Offer Document is mailed to Celltech Shareholders. Free copies of the Schedule TO, the Schedule 14D-9 and the other related documents to be filed by Celltech or UCB in connection with this Offer will be available from the date the Offer Document is mailed to Celltech Shareholders on the SEC’s website at http://www.sec.gov. The Offer Document and Acceptance Forms accompanying the Offer Document will be made available to all Celltech Shareholders at no charge to them. Celltech Shareholders are advised to read the Offer Document and the accompanying Acceptance Forms when they are sent to them because they will contain important information. Celltech Shareholders in the United States are also advised to read the Tender Offer Statement and the Solicitation/ Recommendation Statement because they will contain important information.

Unless otherwise determined by UCB and permitted by applicable law and regulation, the Offer will not be made, directly or indirectly, in or into, or by use of the mails of, or by any other means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or of any facility of a national securities exchange of Canada, nor will it be made in or into Belgium, Australia, or Japan and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within Belgium, Australia, Canada or Japan. Accordingly, unless otherwise determined by UCB and permitted by applicable law and regulation, neither copies of this announcement nor any other documents relating to the Offer are being, or may be, mailed or otherwise forwarded, distributed or sent in or into Belgium, Australia, Canada or Japan and persons receiving such documents (including custodians, nominees and trustees) must not distribute or send them in, into or from such jurisdictions.

This press announcement includes “forward-looking statements” relating to the Offer, UCB and Celltech that are subject to known and unknown risks and uncertainties, many of which are outside of UCB’s and Celltech’s control and are difficult to predict, that may cause actual results to differ materially from any future results expressed or implied from such forward-looking statements. Important factors that could cause actual results to differ materially from such expectations include, without limitation: the inability to obtain necessary regulatory approvals in the context of the Offer or to obtain them on acceptable terms; the inability to integrate successfully Celltech within UCB or to realise synergies from such integration following the acquisition; costs related to the acquisition of Celltech; the economic environment of the industries in which UCB and Celltech operate; costs associated with research and development; changes in the prospects for products in the research and development pipeline of UCB or Celltech; dependence on existing management of UCB and Celltech; changes or uncertainties in UK or US federal or state tax laws or the administration of such laws; changes or uncertainties in the laws or regulations applicable to the markets in which UCB and Celltech operate, including those of the Federal Drug Administration in the United States; and other factors detailed in Celltech’s filings with the SEC.

For the full interview in video or audio log on - for free - at www.cantos.com

May 18 2004 UCB Georges Jacobs, Chairman of the Executive Committee, UCB

Recommended cash offer by UCB for Celltech

Strategy & fit

Q.

UCB is a pharma and chemicals company. How does the planned acquisition of Celltech fit into your strategy?

A.

UCB has always been dedicated to innovation and growth. In the last years, we have become more and more pharma and this development has been based essentially on internal growth with new molecules, important molecules, like Zyrtec or Keppra.

Now, to address the medium-term challenges and to accelerate our growth, we have already indicated that we would like to grow also by an external move, such as an acquisition. This transaction comes as a perfect opportunity to grow, not only internally, but also externally.

Why Celltech?

Q.

Celltech is a biotech business. Why did you choose such a different company?

A.

Well, we believe that this is a unique opportunity to build a totally new company, based on our respective specialist approach, based on a shared desire to grow through research. They have an outstanding record in discovery. We have some references too, with great molecules that we have developed. We have a global commercial platform to offer. And, therefore, with all those complementarities, including the fit between the management that we have seen growing, we believe that we can be quite optimistic in this new challenge to develop a new company.

Q.

How did you come to such a valuation?

A.

We based our reasoning on value drivers and, obviously and mainly, on the prospects of the company. The conclusion of all those analyses was that this is a fair price for a very good company.

Financing & integration

Q.

How are you going to finance this?

A.

We are going to pay cash. In order to do this, we have arranged bank loans. As you know, UCB is based on high margin products and therefore is very strongly cash generative. We intend to repay those loans within four years.

Q.

Aren’t you afraid of the difficulties you will face in integrating Celltech?

A.

It’s never easy to integrate two companies, but no, we are not afraid, because we both have excellent track records in that sort of operation. Also, we know we have two great leaders, Goran Ando and Roch Doliveux, two people with outstanding professional experience and great human values.

Also, we know we have discovered there is a fit of corporate culture between the two companies. So we’ll make it.

DISCLAIMER - IMPORTANT

Recommended cash offer (the “Offer”) by UCB S.A (“UCB”) and outside the United States by Lazard & Co Limited on its behalf for Celltech Group plc (“Celltech”).

Access to the Offer

Please read this notice carefully - it applies to all persons who view this part of the website and, depending upon who you are and where you live, it may affect your rights. This part of the site contains information on the Offer. Please note that as the Offer progresses, the disclaimer set out below may be altered or updated. You should read it in full each time you visit this part of the website.

For regulatory reasons, we have to ensure you are aware of the appropriate regulations for the country which you are in. To allow you to view the Offer, you have to read the following then press “I agree”. If you are unable to agree you should press “I disagree” and you will not be able to view the Offer.

Persons residing outside the United Kingdom

Viewing this information may not be lawful in certain jurisdictions. In other jurisdictions, only certain categories of person are allowed to view this information.

In particular, the Offer (including the Loan Note Alternative) will not be made, directly or indirectly, in or into, Australia, Belgium, Canada or Japan or any other jurisdiction where to do so would violate the laws in that jurisdiction and, subject to certain exemptions, the Offer is not capable of acceptance from or within Australia, Belgium, Canada or Japan or any such other jurisdiction. Accordingly, the Offer on this website must not be viewed if you are in or a resident of Australia, Canada or Japan or any other jurisdiction where to do so would violate the laws in that jurisdiction. Neither copies of this Offer, nor any other documents related to the Offer are being, or may be, mailed or otherwise forwarded, distributed or sent in or into Australia, Canada or Japan or any other jurisdiction where to do so would violate the laws in that jurisdiction and persons receiving this Offer and/or such documents (including, without limitation, custodians, nominees and trustees) must not mail, distribute or send them in, into or from Australia, Canada or Japan or any such other jurisdiction or use such mails or any such means, instrumentality or facility for any purpose directly or indirectly in connection with the Offer, and so doing may invalidate any purported acceptance of the Offer.

If you are not permitted to view the Offer on this website, or viewing the Offer would result in a breach of the above, or you are in any doubt as to whether you are permitted to view the Offer, please exit this web page by clicking on the “I disagree” box below.

The availability of the Offer to persons not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdictions in which they are located. Persons who are not resident in the United Kingdom or the United States should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction.

The Offer has not been notified to, and the offer documents have not been approved by, the Belgian Banking, Finance and Insurance Commission. The Offer is not available to persons resident in Belgium.

Forward-looking statements:

The interviews relating to the Offer include “forward-looking statements” relating to the Offer, UCB and Celltech that are subject to known and unknown risks and uncertainties, many of which are outside of UCB’s and Celltech’s control and are difficult to predict, that may cause actual results to differ materially from any future results expressed or implied from the forward-looking statements. In the offering materials, the words “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends” and similar expressions, as they relate to the Offer, UCB or Celltech, are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from such expectations include, without limitation: the inability to obtain necessary regulatory approvals in the context of the Offer or to obtain them on acceptable terms; the inability to integrate successfully Celltech within UCB or to realise synergies from such integration following the acquisition; costs related to the acquisition of Celltech; the economic environment of the industries in which UCB and Celltech operate; costs associated with research and development; changes in the prospects for products in the pipeline or under development by UCB or Celltech; dependence on the existing management of UCB and Celltech; changes or uncertainties in UK or US federal or state tax laws or the administration of such laws; changes or uncertainties in the laws or regulations applicable to the markets in which UCB and Celltech operate, including those of the Federal Drug Administration in the United States; and other factors detailed in Celltech’s filings with the SEC.

All subsequent written and oral forward-looking statements attributable to UCB or Celltech or persons acting on either of their behalf are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements included in these interviews are made only as of the date of the Offer Document. Neither UCB nor Celltech intend, or undertake any obligation, to update these forward-looking statements.

Basis of access to the Offer

Access to the electronic version of any documents relating to the Offer are being made available on its website by UCB in good faith and for information purposes only. Any person seeking access to the UCB website represents and warrants to UCB that they are doing so for information purposes only. Making the Offer available in electronic format does not constitute an offer to sell or the solicitation of an offer to buy shares in either UCB or Celltech. Further, it does not constitute a recommendation by UCB or any other party to sell or buy shares in UCB or Celltech.

Celltech Group plc shareholders should seek advice from an independent financial adviser as to the suitability of any action for the individual concerned. Any shareholder action required in connection with the Offer will only be set out in documents sent to or made available to Celltech Group plc’s shareholders by UCB and any decision made by such shareholders should be made solely and only on the basis of information provided in those documents.

Lazard is acting for UCB and no one else in connection with the Offer and will not be responsible to any other person other than UCB for providing the protections afforded to clients of Lazard, or for providing advice in relation to the Offer.

Morgan Stanley is acting for Celltech and no one else in connection with the Offer and will not be responsible to anyone other than Celltech for providing the protections afforded to clients of Morgan Stanley nor for providing advice in connection with the Offer, the contents of this announcement or any transaction or arrangement referred to herein.

JP Morgan is acting for Celltech and no one else in connection with the Offer and will not be responsible to anyone other than Celltech for providing the protections afforded to clients of JP Morgan nor for providing advice in connection with the Offer, the contents of this announcement or any transaction or arrangement referred to herein.

Responsibility:

The Directors of UCB accept responsibility solely for the information contained on this webpage which relates to UCB. To the best of the knowledge and belief of the Directors of UCB (who have taken all reasonable care to ensure that such is the case), such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Directors of Celltech accept responsibility solely for the information contained on this webpage which relates to Celltech. To the best of the knowledge and belief of the Directors of Celltech (who have taken all reasonable care to ensure that such is the case), such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

Subject to any continuing obligations under applicable law or any relevant listing rules, UCB expressly disclaims any obligation to disseminate, after the date of the posting of the Offer on this webpage, any updates or revisions to any statements in the Offer to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

THE OFFER MAY NOT BE DOWNLOADED BY ANY PERSON LOCATED IN

AUSTRALIA, CANADA OR JAPAN EITHER IN WHOLE OR IN PART. MOREOVER, THE OFFER MAY NOT BE DOWNLOADED BY ANY PERSON EITHER IN WHOLE OR IN PART WHERE TO DO SO WOULD OR MAY CONSTITUTE A BREACH OF ANY APPLICABLE LOCAL LAWS OR REGULATIONS.

THE INTERVIEWS ARE BEING MADE AVAILABLE FOR INFORMATION PURPOSES ONLY